Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of American BriVision (Holding) Corp (the “Company”) on Form S-1/A (Amendment no.2) , of our report dated January 11, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of September 30, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Centurion ZD CPA Limited

Certified Public Accountants (Practising)

Hong Kong

Dated: January 11, 2017